                                                                    Exhibit 10.5


                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

AGREEMENT AND PLAN MERGER AND REORGANIZATION (the "Agreement") dated as of October 9, 2001 by and among (1) TRC Companies, Inc., a Delaware corporation (the "Parent"), party of the first part; (2) TRC Infrastructure, Inc., a New York corporation; TRC Infrastructure, Inc., a New Jersey corporation; and TRC Infrastructure, Inc., a Virginia corporation (all collectively the "Merger Sub"), parties of the second part; (3) SITE-Blauvelt Engineers, Inc., a New York corporation; Site Construction Services, Inc., a New Jersey corporation; and SITE-Blauvelt Engineers, Inc., a Virginia corporation (all collectively the "Company" or "Surviving Corporation"), parties of the third part; and (4) Joseph
C. Mendel, F. Walter Riebenack, John J. Calzolano and John W. Gildea, (all collectively the "Shareholders"), parties of the fourth part.

                                 R E C I T A L S

WHEREAS, the boards of directors of Parent, Merger Sub and the Company have each determined that it is in furtherance of and consistent with their respective long-term business strategies and is advisable and in the best interests of their respective companies and shareholders for Merger Sub to merge with and into the Company upon the terms and subject to the conditions set forth herein;

WHEREAS, in furtherance of such combination, the boards of directors of Parent, Merger Sub and the Company have each approved the Merger (the "Merger") of Merger Sub with and into the Company in accordance with the applicable provisions of applicable states business law and upon the terms and subject to the conditions set forth herein;

WHEREAS, it is intended that, for United States federal income tax purposes, the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code") and that this Agreement be, and hereby is, adopted as a plan of reorganization for purposes of Section 368 of the Code;

WHEREAS, as an inducement to the willingness of Parent and Merger Sub to enter into this Agreement, Company will enter into employment agreements, each dated as of the date hereof and to become effective as of the Effective Time, with Joseph C. Mendel, John J. Calzolano, and F. Walter Riebenack; and

WHEREAS, the Company, Parent, Merger Sub and Shareholders desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated hereby;

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

1. THE MERGER

     1.1 THE MERGER. Upon the terms and subject to the conditions of this Agreement and in accordance with the New York Business Corporation Law, the New Jersey Business Corporation Law and the Virginia Stock Corporation Act (collectively, the "BCLs"), at the Effective Time (as defined herein), the Merger Sub shall be merged with and into Company, and Company shall (i) be the surviving corporation in the Merger, (ii) succeed to and assume all the rights and obligations of Merger Sub in accordance with the BCLs, and (iii) continue its corporate existence under the laws of the States of New Jersey, New York and Virginia as applicable; all in accordance with and pursuant to the three (3) respective Articles of Merger ("Articles of Merger") attached hereto as
EXHIBIT 1.1-"A", EXHIBIT 1.1-"B" and EXHIBIT 1.1-"C". At the Effective Time, the separate existence of Merger Sub shall cease. In accordance with the BCLs, all of the rights, privileges, powers and franchises of the Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.2 EFFECTIVE TIME; FILING OF AGREEMENT OF MERGER. The Merger shall become effective at the later date or time of (a) such filing of the Agreements of Merger with the States of New Jersey, New York, and Virginia; (b) after the close of business (no later than 11:59 P.M.) October 15, 2001 or (c) at such later date or time as Company and Merger Sub shall agree and as specified in the Articles of Merger (the "Effective Time"). Following execution of this Agreement. Parent and the Company shall take any and all other reasonable and lawful actions and do any and all lawful things to cause the Merger to become effective.

     1.3 ARTICLES OF INCORPORATION. At the Effective Time, the Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with their terms and the BCLs.

     1.4 BYLAWS. The Bylaws of Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and the BCLs.

     1.5 DIRECTORS AND OFFICERS. The directors and the officers of the Company immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation.

     1.6 ADDITIONAL ACTIONS. If at any time after the Effective Time, the Surviving Corporation shall consider or be advised that consistent with the terms of this Agreement any further assignments or assurances in law or any other acts are necessary or desirable (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to and possession of any property or right acquired or to be acquired by reason of, or as a result of, the Merger, or (ii) otherwise to carry out the purposes of this Agreement, then, subject to the terms and conditions of this Agreement, each party and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Corporation and otherwise carry out the purposes of this Agreement; and the officers and directors of the Surviving Corporation are fully authorized in the name of each party to take any and all such action.

     1.7 COMPANY SHARES. Each of the shares of the Company common stock held by the Shareholders ("Company Shares") issued and outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the Company, the Parent or the Shareholders, be converted into the right to receive the consideration as provided under Section 2.2 below, after the surrender of the certificate(s) representing such Company Shares as provided in
Section 2.2; and the Shareholders shall have no further rights related to such shares other than the right to Merger Consideration as provided under Section
2.2 below.

2. THE CLOSING; MERGER CONSIDERATION

     2.1 THE CLOSING. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Parent in Windsor, Connecticut commencing at 5:00 P.M. local time on October 9, 2001 or at such other time and date mutually agreed upon by all Parties hereto (the "Closing Date").

     2.2 CONVERSION OF COMPANY SHARES; MERGER CONSIDERATION AND EXCHANGE. Each Company share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the consideration for the Merger set forth in this Section 2.2 ("Merger Consideration"); and in exchange for the Company Shares, Parent shall deliver to Shareholders on the basis of their respective Shareholder Interests as set forth on SCHEDULE 2.2 the following: (i) the Initial Exchange [as set forth in subsection 2.2(a)], and (ii) the Earnout Exchange [as set forth in subsection 2.2(c)].

          (a) INITIAL EXCHANGE. At the Effective Time, Parent shall deliver:

               (i) to the Shareholders certificates for 557,802 shares of Parent's $.10 par value, common stock (the "TRC Shares") worth $21.52 million ($21,520,000.00) calculated as set forth in Section 2 (a)
          (iii) below.

               (ii) to the Escrow Agent certificates for 90,720 TRC shares ("Escrow Shares") worth $3.5 million ($3,500,000.00), calculated as set forth in Section 2 (a) (iii) below, which Escrow Shares shall be released and delivered to the Shareholders pursuant to the Escrow Agreement attached hereto as Exhibit 2.2 (a) (ii) as follows:

                    (A) If Company's earnings before interest and taxes ("EBIT")
               calculated as set forth herein plus Transaction, Extraordinary and Non-Recurring Expenses (the "Transaction, Extraordinary and Non-Recurring Expenses") as hereinafter defined for the annual period ending on June 30, 2002 ("FY02") is equal to or greater than $6.49 million ($6,490,000.00), all of the Escrow Shares will be released and delivered to the Shareholders as soon as the financial results for FY02 are determined to be final. The term "Transaction, Extraordinary, and Non-Recurring Expense means (i) all transaction related expenses for legal, tax, accounting, travel and other related expense items expensed by Company during July, August and September, 2001 prior to Closing subject to the agreement by Parent; (ii) all transaction related expenses for legal, tax, accounting, travel and other related expense items expensed by the Company after September 30, 2001 subject to the agreement by Parent; (iii) amounts distributed by Company to Shareholders necessary to cover their income tax liability as Shareholders of the Company for the period from January 1, 2001 until the effective date and (iv) such other expenses set forth on SCHEDULE 2.2 (a) (ii) (A) SUBJECT TO THE AGREEMENT OF PARENT.

                    (B) If Company's EBIT plus Transaction, Extraordinary and
               Non-Recurring Expenses is less than $6.49 million ($6,490,000.00) for FY02, the number of Escrow Shares to be released and delivered to the Shareholders will be calculated as follows:

                         I. $3.66 million ($3,660,000.00), will be subtracted
                    from the actual amount of the Company's EBIT plus Transaction , Extraordinary and Non-Recurring Expenses for FY02.

                         II. The result of subparagraph (B) I. above will be
                    divided by the result of $2.83 million ($2,830,000.00) minus Transaction, Extraordinary and Non-Recurring Expenses.

                         III. The number of Escrow Shares will be multiplied by
                    the percentage derived from subparagraph (B) II. above. The resulting number of shares (not to exceed the total number of Escrow Shares) will be released and delivered to the Shareholders; provided that no Escrow Shares will be released and delivered to the Shareholders if the result of the calculation in subparagraph I is zero or less.

                         IV. The remaining Escrow Shares will be released and
                    delivered to the Shareholders according to subsection (C) next below.

                    (C) Escrow Shares remaining (if any) after the end of Fiscal
               Year 02 shall be released and delivered as follows:

                         I. $3.66 million ($3,660,000.00) will be subtracted
                    from the actual amount of Company's EBIT for the annual period ending June 30, 2003 (FY03").

                         II. The result of subparagraph (C) I. above will be
                    divided by $5.29 million ($5,290,000.00).

                         III. The remaining number of Escrow Shares will be
                    multiplied by the percentage derived from subparagraph (C)
                    II. above. The resulting number of shares (not to exceed the total number of remaining Escrow Shares) will be released and delivered to the Shareholders as soon as the financial results for FY03 are determined to be final; provided that no Escrow Shares will be released and delivered to the Shareholders if the result of the calculation in subparagraph I is zero or less.

                         IV. The remaining Escrow Shares (if any) will be
                    released and delivered to the Shareholders according to subsection (D) next below.

                    (D) Escrow Shares remaining (if any) after the end of FY03 shall be delivered as follows:

                         I. $3.66 million ($3,660,000.00) will be subtracted
                    from the actual amount of Company's EBIT for the annual period ending June 30, 2004 ("FY04").

                         II. The result of subparagraph (D) I. above will be
                    divided by $6.24 million ($6,240,000.00).

                         III. The remaining number of Escrow Shares will be
                    multiplied by the percentage derived from subparagraph (D)
                    II. above. The resulting number of shares (not to exceed the total number of remaining Escrow Shares) will be released and delivered to the Shareholders as soon as the financial results for FY04 are determined to be final; provided that no Escrow Shares will be payable if the results of the calculation in subparagraph I is zero or less.

                         IV. Any Escrow Shares remaining unreleased and not
                    delivered to the Shareholders after the end of FY04 pursuant to this Section 2.2 (a) (ii) will be forfeited and retransferred by Shareholders to Parent, and the Merger Consideration will be reduced by the value of the TRC Shares so forfeited and retransferred.

               (iii) The number of TRC Shares to be delivered pursuant to this
          Section 2.2 (a) (rounded to the nearest whole share) shall be calculated using a per share value equal to Thirty-eight Dollars and fifty-eight cents ($38.58).

               (iv) EBIT for the Company will be determined in the same manner as for past Company financial statements in accordance with generally accepted accounting principles consistently applied and will include the Earnings Before Interest and Taxes of SITE-Blauvelt Engineers, Inc., a New York corporation and its wholly-owned subsidiary of SITE-Blauvelt Engineers, Inc., a New Jersey corporation; Site Construction Services, Inc., a New Jersey corporation; SITE-Blauvelt Engineers, Inc., a Virginia corporation and from any source and any operation under the direction and control of the Company and will be computed without allocation of corporate overhead by Parent or its affiliates except to the extent it replaces a historical operating cost of Company.

               (v) The Escrow Shares delivered to the Escrow Agent shall at all times be issued, outstanding and registered upon Parent's stock records in the name of Shareholders in accordance with their respective Shareholder Interests as set forth on SCHEDULE 2.2, and owned by Shareholder subject only to divestiture as provided in
          Section 2.2 (a) (ii) (D) IV.; and except for restriction upon possession, sale and transfer of the Escrow Shares as well as possible forfeiture and retransfer of TRC Shares pursuant to Section 2.2 (a)
          (ii) (D) IV., Shareholders have full right and privilege of ownership with respect to the Escrow Shares including but not limited to the right to vote such shares as well as the right to receive any and all dividends declared and paid with respect to such shares.

          (b) MERGER CONSIDERATION ADJUSTMENT. The Initial Exchange shall be adjusted upwards or downwards by a number of TRC Shares equal in value (calculated as aforesaid under Section 2.2 (a) (iii) hereof) to the dollar amount by which the Net Worth of the Company as set forth on the Company's balance sheet as of September 30, 2001 as adjusted hereunder is more than or less than $9.6 million ($9,600,000.00), respectively. Parent and Shareholders agree to cause Company to prepare financial statements for Company as of September 30, 2001 within sixty (60) days of the Closing Date. Said financial statements will be prepared in the same manner as past Company financial statements in accordance with generally accepted accounting principles consistently applied and will include SITE-Blauvelt Engineers, Inc., a New York corporation and its wholly-owned subsidiary of SITE-Blauvelt Engineers, Inc., a New Jersey corporation; Site Construction Services, Inc., a New Jersey corporation; SITE-Blauvelt Engineers, Inc., a Virginia corporation and any source and any operation under the direction and control of the Company. The Net Worth appearing on the Company's balance sheet shall be increased by the Transaction, Extraordinary and Non-Recurring Expenses and shall be the Adjusted Net Worth for purposes hereof.

     If the Adjusted Net Worth of the Company as September 30, 2001 exceeds $9.6 million ($9,600,000.00), Parent will transfer and deliver TRC Shares valued as aforesaid under Section 2.2 (a) (iii) to the Shareholders in an amount equal in value to the excess amount. If the Adjusted Net Worth of the Company as of September 30, 2001 is less than $9.6 million ($9,600,000.00), Shareholders will transfer and deliver TRC Shares valued as aforesaid under

Section 2.2 (a) (iii) to Parent in an amount equal in value to the deficiency. All such transfers and deliveries either by Parent or Shareholder shall be made no later than ten (10) days after final determination of such Adjusted Net Worth. The costs of preparation of said financial statements shall be paid by the Company.

     If the Parent and Shareholders shall not be able to agree with such calculation of the Company's Net Worth as of September 30, 2001 following a good faith attempt to reach such agreement within ten days, then any such disputed matter shall be submitted to and determined by an independent accounting firm acceptable to Parent and Shareholders, which determination shall be final and binding, absent manifest error. The fees and expenses of any such accounting firm incurred in resolving the disputed matter shall be equitably apportioned by such accounting firm based upon the extent to which Parent or Shareholders is determined by such accounting firm to be the prevailing party.

          (c) EARNOUT EXCHANGE. (i) Within sixty (60) days following each of the four (4) Earnout Periods set forth below ("Earnout Periods"), Parent shall deliver to Shareholders on the basis of their respective Shareholder Interests (as set forth on SCHEDULE 2.2) $1.03 worth of registered TRC Shares (rounded to the nearest whole share and valued as provided in subparagraph (iii) of this subsection herein below) for each $1.00 of EBIT of the Company above the following four (4) targets ("Targets") for the indicated Earnout Periods:

       Earnout Period                            Target

       A.  October 1, 2001- June 30, 2002        $3.6 million ($3,600,000.00)

       B.  July 1, 2002 - June 30, 2003          $4.8 million ($4,800,000.00)

       C.  July 1, 2003 -  June 30, 2004         $4.8 million ($4,800,000.00)

       D.  July 1, 2004 - September 30, 2004     $1.2 million ($1,200,000.00)


               (ii) EBIT for the Company will be determined in the same manner as for past Company financial statements in accordance with generally accepted accounting principles consistently applied and will include the Earnings Before Interest and Taxes of SITE-Blauvelt Engineers, Inc., a New York corporation and its wholly-owned subsidiary of SITE-Blauvelt Engineers, Inc., a New Jersey corporation; Site construction Services, Inc., a New Jersey corporation; SITE-Blauvelt Engineers, Inc., a Virginia corporation and from any source and any operation under the direction and control of the Company and will be computed without allocation of corporate overhead by Parent or its affiliates except to the extent it replaces a historical operating cost of Company. Transaction, Extraordinary and Non-Recurring Expense will be excluded from the calculation of EBIT to the extent incurred during the Earnout Period.

               (iii) The number of registered TRC Shares to be delivered pursuant to this Section 2.2 (c) shall be calculated using a per share value equal to the daily average closing

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          price of the TRC Shares on the New York Stock Exchange for the 50
          trading-day period ending on the fifth trading day prior to their delivery.

               (iv) In the event federal income tax is determined to be due for imputed interest on the TRC Shares to be issued under this Section 2.2
          (c), additional registered TRC Shares shall be issued to Shareholders concurrently with a value (determined as aforesaid) equal to the "gross up" required to compensate the Shareholders for the value of the federal income tax liability with respect to the imputed interest using the formula:

                           "gross up" =  (40% X IMPUTED INTEREST)
                                       ----------------------------
                                                    60%

               (v) The Earnout Exchange shall be determined on the basis of the Company as constituted as of Closing, without the effect of acquisitions by Company post-Closing.

               (vi) Following each of the Earnout Periods, Parent and Shareholders shall prepare an annual computation of the Merger Consideration under this Section 2.2 (c) for the Earnout Exchange under this Section 2.2 (c) due to Shareholders. Said computation shall be completed no later than sixty (60) days after the end of each Earnout Period. If Parent and Shareholders shall not be able to agree with such calculation following a good faith attempt to reach such agreement within ten days, then any such disputed matter shall be submitted to and determined by an independent accounting firm acceptable to Parent and Shareholders, which determination shall be final and binding, absent manifest error. The fees and expenses of any such accounting firm incurred in resolving the disputed matter shall be equitably apportioned by such accounting firm based upon the extent to which Parent or Shareholders is determined by such accounting firm to be the prevailing party. Delivery of the TRC Shares due Shareholders for the Earnout Exchange under this Section 2.2 (c) shall be made within 15 days of the final determination by the independent accounting firm.

          (d) REGISTRATION.

               (i) The TRC Shares deliverable hereunder will not be initially registered, and will bear a restrictive legend in substantially the following form:

                    "The Stock represented by this Certificate has not been registered under the Federal Securities Act of 1933, as amended, and may not be assigned, transferred or otherwise disposed of without an opinion of counsel satisfactory to the Company that an exemption from registration under such Act is available therefor or that an applicable registration statement under such Act is effective with respect thereto. In addition, the stock represented by this Certificate has not been registered or qualified in accordance with the securities laws of any state and transfer may be made only in compliance with such laws."

               (ii) The TRC Shares to be delivered under Section 2.2 as well as under the Employment Agreements shall enjoy registration rights as set forth in the Registration Rights Agreement attached hereto as EXHIBIT
          2. 2 (d)(ii)"A". Parent will use its reasonable best efforts to have a registration statement for the resale of the TRC Shares by the Shareholders filed with the United States Securities and Exchange Commission pursuant to the terms of the Registration Rights Agreement as close to the Closing Date as is reasonably practicable. If the TRC Shares are not registered at the Effective Time and if the share price of TRC Shares upon registration is less than the share price of the unregistered TRC Shares delivered at Closing, the Parent shall issue and deliver at the time of registration of the TRC Shares, an additional number of registered TRC Shares (rounded for the nearest whole share) calculated and determined as follows:

               Additional TRC Shares = (0.3865) x (A) x (B-C) / (C)

               WHERE:

               A = The number of shares of TRC Shares issued and
                   delivered pursuant to Section 2.2 (a) (i) and Section
                   2.2 (a) (ii) hereof.

               B = The per share value of TRC Shares determined pursuant to
                   Section 2.2 (a) (iii) hereof.

               C = The closing price of a share of TRC Shares on the New
                   York Stock Exchange on the date of registration hereunder.

          (e) ACTIONS AT THE CLOSING. At the Closing, (i) the Shareholders will deliver to the Parent the various certificates, instruments and documents required hereunder, (ii) the Parent will deliver to the Shareholders the various certificates, instruments and documents required hereunder, (iii) the Shareholders will deliver to Parent certificates evidencing all of the Company Shares owned by them, endorsed in blank or accompanied by duly executed assignment documents, and (iv) the Parent will deliver to the Shareholders the Merger Consideration for the Initial Exchange as set forth in this Section 2.2 (a).

          (f) MERGER SUB. At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall constitute one validly issued, fully paid and nonassessable Company Share. Following the Effective Time, each certificate evidencing ownership of shares of Merger Sub common stock shall evidence ownership of such Company Shares.


3. REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

     Shareholders jointly and severally represent and warrant to Parent, as of the date hereof and as of the Effective Time, each of the following matters:

     3.1 DUE AUTHORIZATION. The execution, delivery and performance by each Shareholder of this Agreement and all of the other agreements, certificates and documents delivered on or prior to the Closing Date in connection with the transactions contemplated hereby ("Ancillary Documents") to which they are or will be a party, and the consummation by them of the transactions contemplated hereby and thereby are authorized. Shareholders are the beneficial and record owners of all the Company Shares free and clear of all liens, claims, encumbrances, taxes or restrictions on transfer or other rights, are adult individuals and are competent to execute and deliver this Agreement and the Ancillary Documents to which each of the Shareholders are or will be a party. This Agreement and the Ancillary Documents to which each of the Shareholders are or will be a party have been or will be duly and validly executed and delivered by each of the Shareholders and constitute or will constitute valid and binding obligations of each of the Shareholders, enforceable in accordance with their respective terms.

     3.2 CONSENTS, APPROVALS, ETC. No material consent, approval or authorization of, or waiver or exemption by, or filing with, or permit from any governmental, public or self-regulatory body or authority (collectively "Governmental Approvals") is required in connection with the execution, delivery or performance by Shareholders of this Agreement or any of the Ancillary Documents to which Shareholders are or will be a party or the consummation by Shareholders of the transactions contemplated hereby or thereby

     3.3 NO VIOLATION. The execution, delivery and performance by Shareholders of this Agreement and the Ancillary Documents to which Shareholders are or will be a party and the consummation by Shareholders of the transactions contemplated hereby and thereby will not, with or without the giving of notice or the lapse of time, or both, (a) violate any law, statute, regulation, rule, judgment, order, writ or decree of any court applicable to Shareholders or to Shareholders knowledge the Company, or (b) result in the breach of or conflict with any term, covenant, condition or provision of, result in the modification or termination of, constitute a default under the (i) the Articles of Incorporation or By-laws of Company or (ii) except as set forth on SCHEDULE 3.3 any material contract, agreement, note, mortgage, indenture or other instrument to which either Shareholders or to Shareholders knowledge the Company is a party.

     3.4 ACCURACY OF INFORMATION. To the extent of the warranties and representations made herein, none of the representations and warranties of Shareholders contained herein contains any material misstatement of fact, or omits any material fact required to be stated herein or necessary to make the statements herein not misleading.

     3.5 INVESTMENT. Each Shareholder (a) understands that as of the Effective Time the TRC Shares to be issued and delivered in connection with this transaction will not have been, registered under the Securities Act of 1933 or under any state securities laws and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering;
(b) is acquiring the TRC Shares solely for his own account for investment purposes and not with a present intention to the distribution thereof; (c) is a sophisticated investor with knowledge and experience in business and financial matters; (d) has received certain information concerning the Parent and has had the opportunity to obtain additional information as desired in order to evaluate the merits and risks inherent in holding the TRC Shares; (e) is able to bear the economic risk of holding the TRC Shares; and (f) qualifies as an "Accredited Investor" as defined under the Securities Act of 1933 and regulations pursuant thereto.

4. REPRESENTATIONS AND WARRANTIES BY PARENT

     Parent represents and warrants as of the date hereof and as of the Effective Date as follows:

     4.1 ORGANIZATION, STANDING AND AUTHORITY OF PARENT AND MERGER SUB. Parent and Merger Sub are corporations duly organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation, and have all requisite corporate power to enter into this Agreement and all of the Ancillary Documents to which they are or will be a party, to perform their obligations hereunder and thereunder, to carry out the transactions contemplated hereby and thereby and to carry on their business as currently being conducted.

     4.2 DUE AUTHORIZATION. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the Ancillary Documents to which they are or will be a party, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby, have been or will be duly authorized by all requisite corporate action. This Agreement and the Ancillary Documents to which Parent and Merger Sub are or will be a party have been or will be duly and validly executed and delivered by them and constitute or will constitute valid and binding obligations of them enforceable against them in accordance with their respective terms.

     4.3 CONSENTS, APPROVALS, ETC. No Governmental Approval is required in connection with the execution, delivery or performance by Parent and Merger Sub of this Agreement or any of the Ancillary Documents to which they are or will be a party or the consummation by Parent and Merger Sub of the transactions contemplated hereby or thereby.

     4.4 NO VIOLATION. Except as set forth on SCHEDULE 4.4, the execution, delivery and performance by Parent and Merger Sub of this Agreement and the Ancillary Documents to which they are or will be a party and the consummation by them of the transactions contemplated hereby and thereby will not, with or without the giving of notice and the lapse of time, or both, (a) violate any judgment, order, writ or decree of any court applicable to Parent and Merger Sub or (b) result in the breach of or conflict with any term, covenant, condition or provision of, result in the modification or termination of, constitute a default under, or result in the creation or imposition of any Lien, upon any of the assets or properties of Parent and Merger Sub pursuant to, the Articles of Incorporation or By-laws of Parent and Merger Sub or any contract, agreement, note, mortgage, indenture or other instrument to which either Parent and Merger Sub is a party or by which any of their assets or properties are or may be bound.

     4.5 SEC REPORTS. Except as provided in SCHEDULE 4.8 hereto, all reports, statements and schedules required to be filed by Parent with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 2000 (collectively, the "SEC Reports")
(a) have been furnished Company and Shareholders, (b) comply in all material respects with all applicable requirements of the

Exchange Act, (c) as of their respective filing dates, did not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and (d) the audited and unaudited consolidated financial statements included in the SEC Reports have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as stated in the financial statements) and fairly present the financial position of Parent and its consolidated subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended, subject, in the case of the unaudited financial statements, to normal year-end audit adjustments.

     4.6 TRC SHARES. The TRC shares to be delivered as provided in this Agreement will be duly authorized, validly issued, fully paid and nonassessable, and free and clear of all Liens; and Parent will use its best efforts to have the TRC Shares registered under the Federal Securities Act of 1933 as amended, as well as under all applicable state and federal securities law, as provided in
Section 2.2 (d) (ii), so that the Shareholders may publicly sell, trade, transfer, pledge, hypothecate and exchange the TRC shares without restriction.

     4.7 ACCURACY OF INFORMATION. None of the representations and warranties of Parent contained herein contains any material misstatement of fact, or omits any material fact required to be stated herein or necessary to make the statements herein not misleading.

     4.8 ADVERSE MATTERS. Except as set forth in the SEC Reports or as provided on SCHEDULE 4.8 hereto, Parent is unaware of any fact or circumstance which is reasonably likely to have a material adverse effect on the business, financial condition, results of operation, assets, liabilities, value or prospects of Parent.

     4.9 TAX-FREE EXCHANGE. To Parent's knowledge, Parent has not taken any action that would prevent the Merger, which is the subject of this Agreement to be a non-taxable transaction. Shareholders have sought and have relied solely upon independent tax advice they have received from their own legal and tax advisors and are not relying on Parent for any tax advice or with respect to transaction structuring.

     4.10 MERGER SUB'S OPERATIONS. Merger Sub is a direct, wholly owned subsidiary of Parent that was formed solely for the purpose of engaging in the transactions contemplated hereby and has not (i) engaged in any business activities, (ii) conducted any operations other than in connection with the transactions contemplated hereby, or (iii) incurred any liabilities.

     4.11 SECTION 481 ADJUSTMENT. Parent acknowledges that because of this transaction, the Company will be required to convert from an S corporation to a C corporation for income tax purposes. In connection with the change in tax status, the Company or Parent will be required to compute a Section 481(a) adjustment pursuant to the code as a result of the Company's change of its method of accounting for tax purposes from the cash method to the accrual method. The change in tax status will require the Company or the Parent to incur an additional tax liability related to the change in method of accounting as well as with other differences between financial accounting and tax accounting methods. Such tax liability is not disclosed upon the financial statements of the Company.

5. REPRESENTATIONS AND WARRANTIES OF COMPANY

     Company represents and warrants to Parent, as of the date hereof and as of the Effective Time, each of the following matters:

     5.1 ORGANIZATION AND STANDING. Company's constituent corporations are corporations duly organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation and have the requisite corporate power to carry on their business as currently being conducted and to own, lease and operate their assets, and are duly qualified or licensed to do business as a foreign corporation and are in good standing in each jurisdiction in which the character of any of their assets or the nature of their business makes such qualification necessary. Attached hereto as SCHEDULE 5.1 is a true and complete list of the states in which Company conducts business or has offices. Other than as set forth in SCHEDULE 5.1, the Company does not have any subsidiaries, and all subsidiaries are wholly-owned.

     5.2. ARTICLES OF INCORPORATION, BY-LAWS AND CERTAIN OTHER COMPANY BOOKS AND RECORDS. Company has delivered to Parent correct and complete copies of the Articles of Incorporation and By-laws of the Company, as amended to date. The minute books (containing the records of meetings of the stockholders, the board of directors and any committees of the board of directors), the stock certificate books, and the stock record books of the Company are true, correct and complete. The Company is not in default under or in violation of any provision of its Articles of Incorporation or By-laws.

     5.3 DUE AUTHORIZATION. The execution, delivery and performance by Company of this Agreement and all Ancillary Documents delivered by Company on or prior to the Closing Date in connection with the transactions contemplated hereby to which they are or will be a party, and the consummation by them of the transactions contemplated hereby and thereby have been or will be duly authorized by all requisite actions.

     5.4 CONSENTS, APPROVALS, ETC. No material consent, approval or authorization of, or waiver or exemption by, or filing with, or permit from any governmental, public or self-regulatory body or authority (collectively "Governmental Approvals") is required in connection with the execution, delivery or performance by Company of this Agreement or any of the Ancillary Documents to which Company is or will be a party or the consummation by Company of the transactions contemplated hereby or thereby.

     5.5 NO VIOLATION. Except as set forth on SCHEDULE 5.5, the execution, delivery and performance by Company of this Agreement and the Ancillary Documents to which Company is or will be a party and the consummation by Company of the transactions contemplated hereby and thereby will not, with or without the giving of notice or the lapse of time, or both, (a) violate any law, statute, regulation, rule, judgment, order, writ or decree of any court applicable to Company or have any material adverse effect on any of the permits referred to in Section 5.15 hereof, or (b) result in the breach of or conflict with any term, covenant, condition or provision of, result in the modification or termination of, constitute a default under or result in the creation of or imposition of any Lien upon any of the Company's assets pursuant to, (i) the Articles of Incorporation or By-laws of Company or (ii) any material contract, agreement, note, mortgage, indenture or other instrument to which Company is a party or by which any of their respective assets or properties is or may be bound.

     5.6 FINANCIAL STATEMENTS. Company has delivered to Parent true and complete copies of the unaudited financial statements of Company as of and for the six-month period ended June 30, 2001 and audited financial statements of Company for the years ended December 31, 2000, and December 31, 1999 (the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and fairly present the financial position of Company as of the dates of such statements and the results of its operations and changes in financial position for the periods then ended. Company has no material obligations, liabilities or commitments of any kind whatsoever, accrued or unaccrued, contingent or absolute, other than obligations, liabilities or commitments (i) which are fully reflected or fully reserved against in Company's balance sheet as of June 30, 2001 or the footnotes to the Financial Statements, (ii) which are not required to be so reflected under generally accepted accounting principles, or (iii) which were incurred in the ordinary course of business since June 30, 2001.

     5.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since June 30, 2001, Company has operated its business only in the ordinary course and there has not occurred:
(i) any event which had or is reasonably likely to have a material adverse effect on the business, financial condition, results of operations, assets, liabilities or prospects of the business conducted by Company; (ii) any commitment or promise to enter into, amend or terminate, or entry into, amendment or termination of, an employment, consulting, severance, termination or indemnification agreement, policy, plan, arrangement or practice, or (other than normal increases in the ordinary course of business that are consistent with past practices and that, in the aggregate, have not resulted in a material increase in benefits or compensation expense and other than as required under the terms of any agreement or plan in effect on the date of this Agreement) any increase in the compensation payable or to become payable to any employee of Company or any entry into or increase in any bonus, insurance, pension or other employee benefit plan, payment, policy, agreement, practice or arrangement made to, for or with any such employees; (iii) except as set forth on SCHEDULE 5.7 hereto, any entry into any commitment or transaction material to Company (including, without limitation, any borrowing, capital expenditure or sale of assets); (iv) any change in accounting principles or methods; (v) any commencement or to Company's knowledge threat of any litigation or governmental investigation; (vi) any amendments or changes in the Articles of Incorporation or By-laws of Company; or (vii) any taking of any action referred to in Section 6.2, except as permitted or required thereby; (viii) any damage to or destruction of any of the assets of the Company, whether or not covered by insurance; or (ix) any dividend or distribution in respect of shares of capital stock of Company or any redemption or repurchase of any shares.

     5.8 LITIGATION. (i) Except as set forth on SCHEDULE 5.8, there is no claim, action, suit, proceeding, arbitration, investigation, hearing or notice of hearing (collectively, "Litigation"), pending or to Company's knowledge threatened, by or before any court or governmental or administrative authority or private arbitration tribunal, against any Shareholders or Company which relates to or affects the business of Company, any of Company's assets or the transactions contemplated hereby; (ii) neither Company nor any officer, director or employee of Company has been permanently or temporarily enjoined or barred by order, judgment or decree of any court or other tribunal or any agency or self-regulatory body from engaging in or continuing any conduct or practice in connection with the business of Company; and (iii) there is not in existence any order, judgment or decree of, or agreement with any court or other tribunal or any agency or self-regulatory body requiring Company or any officer, director or employee of Company to take any action of any kind with respect to the business of Company or Company's assets or to which Company or any officer, director or employee of Company is a party or by which any of them is bound affecting the business of Company or Company's assets.

     5.9 AGREEMENTS, PLANS, ARRANGEMENTS, ETC. Except as set forth on SCHEDULE 5.9, (a) Company has made available to Parent correct and complete copies of all agreements, plans and arrangements to which the Company is a party or by which Company or its operating assets is bound or affected (or, if oral, true and complete written summaries thereof) (collectively referred to herein as "Contracts"), (b) each such Contract under which any obligation of Company or any other party remains unperformed is now valid, in full force and effect and enforceable in accordance with its terms and Company has fulfilled, or taken all action reasonably necessary to enable it to fulfill when due, all of its obligations under the Contracts, (c) to Company's knowledge there has not occurred any default by Company, or any event which, with or without the lapse of time or the election of any person other than Company, or any combination thereof, will become a default, nor has there occurred any default by others or any event which, with or without the lapse of time or the election of Company, will become a default by any other party under any of the Contracts, and (d) except as reflected in the Company's accounts receivables, neither Company nor any other party is in arrears in respect of the performance or satisfaction of the terms or conditions on its part to be performed or satisfied under any of the Contracts and no waiver or indulgence has been granted by any of the parties thereto.

     5.10 ACCOUNTS RECEIVABLE. All accounts receivable of the Company arose in the ordinary course of business from bona fide transactions and, to Company's knowledge, are fully collectible, subject to any reserve reflected on the balance sheet of Company as of June 30, 2001 or established since such date and disclosed to Parent in writing.

     5.11 CUSTOMERS. To Company's knowledge there has been no termination, cancellation, or limitation of or modification or change in the business relationship of Company with any customer which individually provided more than 5% of gross revenues of Company for the annual period ended June 30, 2001, and to Company's knowledge, no such customer nor any group of such customers has expressed any material dissatisfaction with the services provided by Company or any unwillingness to continue any such relationship.

     5.12 BOOKS AND RECORDS. All the books, records and accounts of Company are in all material respects true and complete, are maintained in accordance with good business practice and all laws applicable to its business, and accurately present and reflect in all material respects all of the transactions therein described.

     5.13 POWERS OF ATTORNEY. Company has no power of attorney or comparable delegation of authority to non-Company personnel or entities outstanding in connection with its business.

     5.14 COMPLIANCE WITH APPLICABLE LAWS. Except as set forth on SCHEDULE 5.14, the Company's business as currently conducted does not violate or infringe any material applicable law, statute, ordinance, rule, regulation, decree or order (each and all of the foregoing being herein referred to as "Laws") currently in effect except as set forth on SCHEDULE 5.14; and Company has not received any notice of any violation of any Laws which might have a material adverse affect on the Company and its business and the Company knows of no basis for the allegation of any such violation; and the Company's past operations have complied in all material respects with all applicable Laws.

     5.15 PERMITS. To Company's knowledge, it possesses all permits and has made all registrations that are required to own, maintain and operate its business and to Company's knowledge each such permit is valid and in full force and effect and it is not in default of any provision thereof, has not received notice of any threatened cancellation, modification or nonrenewal thereof, and, to the best of Company's knowledge, no basis for any such cancellation, modification or nonrenewal exists.

     5.16 INSURANCE AND INSURANCE REQUIREMENTS

          (a) (i) Subject to certain policy deductibles, the Company carries liability, property and casualty and automobile insurance, workers' compensation and professional liability insurance and has made available to Parent all policies of insurance; and (ii) all of the foregoing insurance is in full force and effect. To Company's knowledge, it and any of its predecessors have been continuously covered by insurance of like kind, without gaps in coverage, and will continue to be covered by such insurance until and after the Effective Time, with respect to acts and omissions occurring prior to the Effective Time.

          (b) All insurance policy and bond premiums due and payable by Company have been paid, and to Company's knowledge there are no pending or threatened terminations for the current policy period with respect to any of such policies or bonds, and to Company's knowledge, it is in compliance with all conditions contained in such policies or bonds.

          (c) To Company's knowledge, it has given all notices and presented all claims under any of its insurance policies in due and timely fashion. Except as set forth on SCHEDULE 5.16 (c), there are no pending, or to Company's knowledge, threatened disputes relating to coverage or other disputed claims under any of Company's insurance policies.

     5.17 TRANSACTIONS WITH AFFILIATES. Except as set forth on SCHEDULE 5.17 hereto, there is no contract, arrangement or transaction currently in effect between Company and any officer, director, stockholder or other person related to, controlled by, or under common control with, any of the foregoing persons, other than arrangements for the payment of salary, including bonuses and fringe benefits, for services rendered to Company, which arrangements have previously been disclosed to Parent.

     5.18 INTELLECTUAL PROPERTY. Except as disclosed on SCHEDULE 5.18, (a) Company owns or Company possesses adequate licenses or other valid rights to use (without the making of any payment to others or the obligation to grant rights to others in exchange) all intellectual property necessary to the conduct of its business as presently conducted or proposed to be conducted; (b) the validity of such items and the title thereto of Company has not been questioned in any litigation to which Company is a party, nor is any such Litigation threatened; and (c) title to such items (for which Company possesses licenses or other rights of use) is not necessary to the conduct of its business as presently conducted or proposed to be conducted; (d) Company has no reason to believe that the conduct of the business of Company as now conducted or proposed to be conducted does or will conflict with any intellectual property rights of others;
(e) Company has purchased the requisite number of copies of software programs to comply with all licensing requirements for its computers; and (f) to Company's knowledge, to the extent permissible under applicable law, all intellectual property heretofore owned or held by any employee or officer of Company and relating directly to the business of Company has been duly and effectively transferred to Company with no restrictions on its subsequent transfer by Company.

     5.19 EMPLOYEE MATTERS. (a) Company has made available to Parent information with respect to and copies of each plan, contract, program, policy or arrangement maintained, contributed to, or required to be contributed to, by Company for the benefit of, or pursuant to which Company has or may have any liability to, any current or former employee, consultant, partner, director or agent of Company or their beneficiaries or dependents (collectively, the "Employees"), whether or not subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (collectively the "Plans"). All such Plans are listed on SCHEDULE 5.19 (a). Except as set forth on SCHEDULE 5.19 (a), Company does not have any commitment to create any additional Plan or modify or change any existing Plan that would affect any Employee, except as required by applicable law.

          (b) Neither Company nor any ERISA Affiliate maintains, contributes to or is required to contribute to, or has in the past maintained, contributed to or been required to contribute to or otherwise has any actual or potential liability with respect to any Plan which is or may be subject to
     Part III of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Internal Revenue Code of 1986, as amended (the "Code"). Neither the Company nor any ERISA Affiliate contributes to or is required to contribute to, or has in the past contributed to or been required to contribute to or otherwise has any actual or potential liability with respect to any "multi-employer plan" as defined in Section 3(37) and 4001(a)(3) of ERISA. For purposes of this Section 5.19 (b), the term "ERISA Affiliate" means any business or entity which is a member of a "controlled group of corporations" or an "affiliated service group" with Company or under "common control" with Company within the meaning of Sections 414(b),
     (c) or (m) of the Code or is required to be aggregated with the Company under Section 414(o) of the Code or is under "common control" with the Company within the meaning of Section 4001(a)(14) of ERISA or any regulations promulgated or proposed under any of the foregoing Sections.

          (c) Except as set forth on SCHEDULE 5.19 (c), (i) each of the Plans that is intended to meet the requirements of Section 401(a) of the Code, is and has always been qualified under Section 401(a) of the Code and its related trust is now, and since its inception has been, exempt from taxation under Section 501(a) of the Code and nothing has occurred that would materially adversely affect the qualified status of any such Plan, (ii) Company and Shareholders have performed in all material respects all obligations required to be performed by them under, and are not in default under or in violation of, any Plan, and are in compliance with, and each Plan has been operated in all respects in accordance with its provisions and the rules and regulations governing each such Plan and with all applicable federal, state and local laws, rules and regulations,
     (iii) no event has occurred and there has been no failure to act on the part of Company, any fiduciary of any Plan or any "plan official" (as defined in Section 412 of ERISA) that could subject Company, Parent, any Plan, fiduciary or plan official to the imposition of any tax, penalty, liability or other disability, whether by way of indemnity or otherwise, with respect to any Plan, and (iv) there are no actions, suits or claims pending, threatened or anticipated (other than routine claims for benefits) with respect to any Plan or the assets of any Plan.

          (d) Except as set forth on SCHEDULE 5.19 (d), (i) the delivery and execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event that will or may result in any payment (whether of severance pay or otherwise) to, or acceleration, vesting, funding of, or increase in, benefits, or obligation to fund benefits with respect to, any Employee or the forgiveness of any obligation under any Plan, agreement, trust or loan and (ii) no payment that will or may be made to any Employee shall constitute an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code which shall subject the Company to loss of deductions under Section 162 of the Code.

          (e) Except as set forth on SCHEDULE 5.19 (e), neither Company nor any ERISA affiliate maintains, provides or contributes to, or has any material liability with respect to any "employee welfare benefit plan" (as described in Section 3(1) of ERISA) for the benefit of retired or former employees, directors or consultants.

          (f) Except as set forth on SCHEDULE 5.19 (f), Company (i) is in compliance with all applicable federal, state and local laws, rules and regulations respecting employment, employment practices, labor relations, terms and conditions of employment and wages and hours, in each case, with respect to Employees, and (ii) is not a party to any pending or threatened employment-related claims, charges, litigation or grievances of any kind.

          (g) The Company is not a party to any collective bargaining agreement, and to Company's knowledge no action has been taken by any person to organize any employees of Company.

     5.20 TAXES. (a) Except as set forth in SCHEDULE 5.20 hereto, Company and each of its subsidiaries has timely filed or will timely file with the appropriate governmental authorities all material Tax Returns (as hereinafter defined) required to be filed before the Effective Time, in respect of periods ending on or prior to the Effective Time, and the Company and each of its subsidiaries has maintained or caused to be maintained, all required records with respect to Taxes (as hereinafter defined), and has timely paid, or caused to be paid or will pay or cause to be paid all Taxes, if any, that are due prior to the Effective Time; and Company has not been requested to give and has not executed or filed with the Internal Revenue Service or any other taxing authority any agreement extending the period for assessment or collection of any Taxes, nor is Company a party to any pending audit or to Company's knowledge any pending action or proceeding by any governmental authority for assessment or collection of Taxes, and to Company's knowledge no claim for assessment or collection of Taxes has been asserted against Company.

          (b) As used in this agreement, "Taxes" or "Tax" means all income, capital gains, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, workers' compensation, excise, severance, stamp, occupation, premium, property, or windfall profit taxes, customs duties, estimated payments, estimated taxes, or other taxes, fees, levies, assessments, or charges of any kind whatsoever relating to Company, its business or assets, together with any interest and any penalties, additions to tax, or additional amounts imposed by the United States or any other jurisdiction, and any state, province, county, local or other government, taxing authority, or subdivision thereof. "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) filed or required to be filed by Company with any governmental entity or other authority in connection with the determination, assessment or collection of any Tax (whether or not such Tax is imposed on the Company) or the administration of any laws, regulations or administrative requirements relating to any Tax.

     5.21 ENVIRONMENTAL MATTERS. Except as set forth on SCHEDULE 5.21, to the knowledge of Company, there are no claims, notices, civil, criminal or administrative actions, suits, hearings, investigations, inquiries or proceedings pending or threatened against the Company that are based on or related to any health, safety or environmental laws ("Environmental Laws"), including any disposal of hazardous substances at any place, or the failure to have any required environmental permits, and to Company's knowledge there are no past or present conditions that Company has reason to believe are likely to give rise to any liability or other obligation of Company under any environmental laws.

     5.22 PROFESSIONAL LIABILITY. Except as set forth on SCHEDULE 5.22 hereto, neither Company nor its predecessors has incurred, nor does Company have knowledge of any basis for any unresolved claim of liability of any kind relating to any activity or service rendered or performed by Company or its predecessors.

     5.23 ACCURACY OF INFORMATION. To the extent of the warranties and representations made herein, none of the representations and warranties of Company contained herein contains any material misstatement of fact, or omits to state any material fact required to be stated herein or necessary to make the statements herein not misleading.

     5.24 CAPITALIZATION. The entire authorized capital stock of the Company, par value and shares issued and outstanding is set forth on SCHEDULE 5.24 hereto. The Shares have been duly authorized, are validly issued, fully paid and non-assessable, and Shareholders hold of record all of the outstanding shares of the Company. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. There are no voting trusts, promises or other agreements or understandings with respect to the voting of the Company's capital stock. There are no other classes of stock outstanding other than common stock.

     5.25 CAPITAL STOCK. The Shareholders hold of record and own beneficially the number of shares of capital stock of the Company as set forth on SCHEDULE 5.25, free and clear of any liens, restrictions on transfer, taxes, liens, options, warrants, purchase rights, contracts, commitments, equities, claims and demands (other than any restrictions under The Securities Act of 1933 or state securities laws); the Company is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Company to sell, transfer or otherwise dispose of any capital stock (other than this Agreement); and Company is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock.

     5.26 PROPERTIES. Company has good and marketable title to all owned property, and valid and enforceable leasehold interests in all leased property. Except to the extent fully depreciated, all assets of Company are reflected on the balance sheet of Company as of June 30, 2001, except for assets acquired or sold after June 30, 2001 in the ordinary course of business consistent with past practices. Except as set forth on SCHEDULE 5.26 hereto, none of the Company's assets is subject to any Liens, except for (i) Liens disclosed on the balance sheets and the notes thereto of Company as of June 30, 2001, (ii) Liens for taxes not yet due and payable or being contested in good faith by appropriate proceedings which have been fully reserved against on such balance sheet, (iii) inchoate material men's, mechanics and other similar Liens arising or incurred in the ordinary course of business, and (iv) other Liens that do not detract from or interfere with the present use or value of, title to, marketability or insurability of, the assets (collectively, "Permitted Liens").

     5.27 CONDITION OF TANGIBLE ASSETS. The tangible assets of Company are in good condition and repair (ordinary wear and tear which is not such as to affect adversely the operation of the business excepted) and suitable for the uses for which intended. All such equipment conforms in all material respects with all applicable laws, ordinances, regulations, orders and other requirements relating thereto currently in effect or, to the knowledge of Company, proposed to be adopted.

6. COVENANTS OF COMPANY

     6.1 AFFIRMATIVE COVENANTS. Except as described herein or as Parent may otherwise consent in writing, between the date of this Agreement and the Effective Time, the Company shall have:

          (a) operated its business only in the usual, regular and ordinary course and in accordance with past practice and used its best efforts to
     (i) preserve its business organization intact; (ii) keep available the services of its employees; (iii) continue normal marketing, advertising and promotional expenditures and (iv) preserve all beneficial business relationships with customers, suppliers, subcontractors and others having business dealings with it;

          (b) (i) maintained all the tangible assets in good condition and repair, normal wear and tear and damage due to fire or other unavoidable casualty excepted and (ii) maintained insurance in full force and effect with responsible companies, comparable in amount, scope and coverage to that in effect on the date of this Agreement;

          (c) (i) duly complied with all laws applicable to the Company's business; (ii) performed all of its obligations without default; and (iii) maintained its books, records and accounts in the usual, regular and ordinary manner on a basis consistent with past practice;

          (d) satisfied in full in accordance with past practice all of its liabilities, including accounts payable, or contested in good faith such liabilities;

          (e) performed and complied with all of its obligations under all contracts and instruments;

          (f) given to Parent and to its counsel, accountants, and other representatives full access during normal business hours to all of the properties, personnel, books, tax returns, contracts, commitments and records of Company and furnished to Parent and such representatives all such additional documents, financial information and information with respect to the business affairs of Company as Parent may from time to time reasonably request;

          (g) authorized Company's independent accountants to permit Parent's independent accountants and Parent's accounting personnel to examine and copy, when and as reasonably requested by Parent, the records and working papers of Company's independent accountants pertaining to its review of the Financial Statements;

          (h) furnished Parent, as soon as possible, with true and correct copies of all monthly and quarterly financial statements which are prepared by or for Company at any time from the date hereof until September 30, 2001; and

          (i) informed Parent promptly of any development which may materially interfere with the consummation of the transactions contemplated hereby.

     6.2 NEGATIVE COVENANTS. Except as described on SCHEDULE 6.2 or as Parent may otherwise consent in writing, between the date of this Agreement and the Effective Time, the Company shall not have:

          (a) incurred or permitted to be incurred any Lien on any of the assets of the Company, except for Permitted Liens;

          (b) transferred, sold, assigned or otherwise conveyed any part of the Company's assets, except in each case in the ordinary course of business consistent with past practice;

          (c) granted or sold any option or right to purchase any of the Company's assets;

          (d) changed the character of Company's business;

          (e) merged with or announced its intention to merge with another party acquired all or substantially all of the assets of or any interest in any other corporation, partnership, limited partnership, joint venture, association, or other entity;

          (f) declared, paid, or made any dividend or distribution or other payment in respect of, or redeemed any of, the outstanding shares of its capital stock or paid any management fees, except in each case, in the ordinary course of Company's business consistent with past practice;

          (g) adopted, entered into, amended or terminated any employee agreement or employee plan, or increased in any manner the compensation or benefits of, or forgiven any indebtedness of, any employee, director or officer or paid or provided any benefit other than benefits required pursuant to any employee agreement or employee plan disclosed to Parent prior to the date hereof, or adopted, entered into or amended any employee agreement or employee plan, including any severance or termination plan, policy, arrangement, practice or agreement, or granted any awards under any bonus, incentive, performance or other compensation plan or arrangement or (except as may be further required under the terms of any employee agreement or employee plan as in effect on the date of this Agreement disclosed to Parent prior to the date hereof), contributed to or otherwise funded or secured the benefits or compensation provided under any of the employee agreements or employee plans, or entered into any contract to do any of the foregoing;

          (h) incurred any obligation (fixed or contingent) or entered into any lease, commitment, agreement or other transaction except in the ordinary course of business;

          (i) taken or agreed to take any action which would make any representation or warranty of the Company contained in this Agreement untrue or incorrect in any material respect as of the date when made or as of any future date on or prior to the Effective Time.

7. COVENANTS OF SHAREHOLDERS

     7.1 EXCLUSIVITY. Between the date hereof until either the Closing Date or the termination date of this Agreement as provided under Section 13 hereof, (i) the Shareholders shall not and the Shareholders shall cause Company not to solicit, initiate, or encourage the submission of any proposal or offer from any person or enter into any understanding, whether binding or not, with respect to the acquisition of any capital stock or other voting securities or any portion of the assets or business of the Company, or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing.

8. COVENANTS OF PARENT

     8.1 AFFECTED EMPLOYEES. It is the intention of the parties hereto that the employees of the Company (including employees on vacation, leave of absence, short or long-term disability or layoff) (the "Affected Employees") at the Closing Date will remain employees of the Company immediately following the Closing Date at the salary levels that were in effect immediately prior to the Closing Date. Nothing herein, however, shall be construed as an offer of employment to any individual on other than an employee-at-will basis.

     8.2 EMPLOYMENT AGREEMENT. Simultaneously with the Closing, Company will enter into Employment Agreements with John J. Calzolano, Joseph C. Mendel and F. Walter Riebenack in a form acceptable to Parent and each of them ("Employment Agreements").

     8.3 STOCK OPTIONS. Parent will grant and issue to key Company employees identified on SCHEDULE 8.3, options to purchase Twenty-five Thousand (25,000) TRC Shares under the TRC Stock Option Plan each year for a total of three (3) consecutive years [Three (3) Year Aggregate Total of Seventy-five Thousand (75,000) TRC Shares], commencing on the Effective Time as well as the first
(1st) anniversary of the Effective Time and thereafter on the second (2nd) anniversary of the Effective Time at a price equal to TRC Shares' closing price on the New York Stock Exchange on the trading day immediately preceding the date of grant and issuance. None of the Shareholders who are employees of the Company shall have any right to receive any stock options or any other interest under or pursuant to this Section 8.3.

     8.4 BONUS POOL. Within 60 days of the third anniversary of the Closing Date, Parent will pay to the Company, to be distributed to key Company operational managers exclusive of the Shareholders, an aggregate cash amount equal to five per cent (5%) of Company EBIT [as determined in Section 2.2 (c)
(ii)] above $25.34 Million ($25,340,000.00) for the three fiscal year period ended September 30, 2004.

     8.5 OPERATION OF THE COMPANY. After Closing, as long as Shareholders are or may become entitled to TRC Shares pursuant to the Initial Exchange under Section
2.2 (a) (ii) and Earnout Exchange under Section 2.2(c) of this Agreement and so long as annual EBIT for the Company exceeds 75% of the targets set forth under
Section 2.2 (b) above for the indicated Earnout Periods, (a) the Company will continue to operate its business substantially as it has been operated before the Closing; (b) the Company will not merge or consolidate with another entity or be dissolved; (c) the Company will be provided adequate capital for its operations and projected expansion; (d) there will be a five-member management committee (the "Management Committee") composed of Joseph C. Mendel, John J. Calzolano, F. Walter Riebenack, and two (2) members appointed by Parent, or their successors, which will meet at least quarterly to discuss overall policy objectives and guidance and direction for the Company [such Management Committee shall be a consultative body and will operate in the spirit of cooperation and consensus without the need for formal voting, provided however, that to the extent any matter is submitted to a vote it will require a two-thirds (2/3) majority for approval]; (e) after the discussion of the Management Committee, Joseph C. Mendel (or his designee) shall have the sole right to hire and fire employees of the Company; (f) neither the Parent nor any of its subsidiaries shall solicit or hire an employee of the Company to become an employee of the Parent or any of its subsidiaries; (g) the Parent shall provide the Company with sufficient financial and other resources to pursue reasonable business opportunities in the Company's areas of expertise; (h) except as provided in the Agreement or in the Employment Agreements, there shall not be any material change in the compensation paid or benefits provided to any Seller without the approval of Joseph C. Mendel; and (i) the name of the Company shall not be changed without the prior written consent of Joseph C. Mendel or his designee; provided that the Company's name may be changed without Joseph C. Mendel's consent to include "TRC" in the Company's present name. Until Joseph C. Mendel designates one or more successors, he shall serve as Chief Executive Officer of the Company with authority and responsibility for strategy and policy, and John J. Calzolano shall serve as Chief Operating Officer of the Company with responsibility for the day-to-day operations of the Company. In the event EBIT for any fiscal year falls below seventy-five per cent (75%) of the Targets specified in Section 2. 2 (c) above for the indicated Earnout Periods, the foregoing provisions may at Parent's option no longer apply, and Parent may take whatever steps Parent in its sole discretion deems necessary to operate Company.

9. GENERAL COVENANTS

     9.1 CERTAIN FILINGS, CONSENTS AND ARRANGEMENTS. Each of the parties hereto shall use their best efforts (a) as promptly as reasonably practicable after the date hereof, to file for all consents and approvals necessary for the consummation of the transactions contemplated hereby and (b) to cooperate with one another (i) in promptly determining whether any other filings are reasonably required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any federal, state or local law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements, other contracts or permits in connection with the consummation of the transactions contemplated hereby and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such consents, permits, authorizations, approvals or waivers.

     9.2 BEST EFFORTS. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its commercially reasonable best efforts in good faith to take promptly, or cause to be taken, all actions and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

     9.3 FURTHER ASSURANCES. At any time or from time to time after the Closing, the parties agree to cooperate with each other to execute and deliver such other documents, instruments of transfer or assignment, files, books and records and do all such further acts and things as may reasonably be required to carry out the intent of the parties hereunder and to effectuate the transactions contemplated hereby.

10. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PARENT

     The obligations of Parent to consummate the transactions to be performed at the Closing are subject to the satisfaction or, where permissible, waiver, on or before the Closing Date, of each of the following conditions:

     10.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company and Shareholders contained in this Agreement or in any Ancillary Document shall be true and correct in all material respects as of the date hereof and (unless made as of a specified date) as of the Closing Date with the same effect as if made on the Closing Date, and Company and the Shareholders shall have performed all obligations and agreements and complied with all covenants contained in this Agreement or in any Ancillary Document to be performed and complied with by them on or before the Closing Date.

     10.2 NO PROHIBITION. No statute, rule or regulation or order or injunction of any court or administrative agency shall be in effect which prohibits Parent from consummating the transactions contemplated hereby.

     10.3 CONSENTS AND APPROVALS. All Governmental Approvals and third party consents required in connection with the transactions contemplated hereby shall have been obtained on terms which are not reasonably likely to adversely affect the business, financial condition, results of operations, assets, liabilities or prospects of the Company's business.

     10.4 NO LITIGATION. There shall not be any action, suit, preliminary or permanent injunction or proceeding pending or threatened that seeks to (i) make the consummation of the transactions contemplated hereby illegal or otherwise restrict or prohibit consummation thereof or (ii) require the divestiture by Parent or any of its subsidiaries or affiliates of shares of stock or of any business, assets or property of any of its subsidiaries or affiliates, or impose any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties or stock.

     10.5 ACTIONS, PROCEEDINGS, ETC. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or any Ancillary Documents to which Company and Shareholders are a party shall be reasonably satisfactory to Parent.

     10.6 EMPLOYMENT AGREEMENTS. Joseph C. Mendel, John J. Calzolano, and F. Walter Riebenack shall have entered into the Employment Agreements.

11. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF COMPANY AND SHAREHOLDERS

     The obligations of Company and Shareholders to consummate the transactions to be performed at the Closing are subject to the satisfaction or, where permissible, waiver, on or before the Closing Date, of each of the following conditions:

     11.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent contained in this Agreement or in any Ancillary Document shall be true and correct in all material respects as of the date hereof and (unless made as of a specified date) as of the Closing Date with the same effect as if they were made on the Closing Date, and Parent shall have performed all its obligations and agreements and complied with all its covenants contained in this Agreement or in any Ancillary Document to be performed and complied with by it on or before the Closing Date.

     11.2 NO PROHIBITION. No statute, rule or regulation or order or injunction of any court or administrative agency shall be in effect which prohibits Company or Shareholders from consummating the transactions contemplated hereby.

     11.3 CONSENTS AND APPROVALS. All Governmental Approvals and third party consents required in connection with the transactions contemplated hereby shall have been obtained.

     11.4 ACTIONS, PROCEEDINGS, ETC. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or any Ancillary Documents to which Parent is a party shall be reasonably satisfactory to Company.

     11.5 NO LITIGATION. There shall not be any action, suit, preliminary or permanent injunction or proceeding pending or threatened that seeks to make the consummation of the transactions contemplated hereby illegal or otherwise restrict or prohibit consummation thereof.

12. SURVIVAL AND INDEMNIFICATION

     12.1 SURVIVAL. The Indemnification by Shareholders, pursuant to Section 12.2, shall survive the Closing for a period of two (2) years and shall thereupon expire together with any right to indemnification in respect thereof (except to the extent a Notice as hereinafter defined shall have been given in good faith prior to such date). The Indemnification by Parent, pursuant to
Section 12.3, shall survive the Closing, generally, and shall be enforceable until barred by applicable statutes of limitations and/or repose.

     12.2 INDEMNIFICATION BY SHAREHOLDERS. From and after the Effective Time, Shareholders, jointly and severally, shall indemnify and hold harmless Parent and its affiliates and each of their respective officers, directors, employees, agents and advisors from and against any and all demands, claims, losses, liabilities, actions or causes of action, assessments, damages, fines, taxes, penalties, costs and expenses (including, without limitation, interest, expenses of investigation, reasonable fees and disbursements of counsel, accountants and other experts) (collectively "Losses") incurred or suffered by Parent, arising out of, resulting from, or relating to (a) any breach by Shareholders or the Company of their representations and warranties contained in this Agreement; (b) any failure by Shareholders or the Company to perform any of their respective covenants, undertakings or agreements contained in this Agreement; or (c) except for any matters disclosed in this Agreement and/or in the Schedules attached hereto, any valid and enforceable third party claim related to the business or operations of the Company prior to the Effective Time. Notwithstanding any other provision of this Agreement, the total aggregate liability of Shareholders for indemnification under this Section shall be limited to 90% of such losses and shall not exceed $9,000,000 for Notice of Losses during the first year following the Closing and $4,500,000.00 for Notice of Losses during the second year following the Closing. Shareholders' obligation to indemnify hereunder shall not apply until the cumulative amount of all Losses excluding and net of one half (1/2) of any interest, expenses of investigation, reasonable fees and disbursements of counsel, accountants and other experts arising out of and related thereto subject to indemnification exceeds $150,000.00 (the "Deductible"); and further Shareholders' obligation to indemnify hereunder shall be less (-) and net of any tax benefit to as well as any insurance, setoff or counterclaim recovered by the Company and/or Parent

     12.3 INDEMNIFICATION BY PARENT. From and after the Closing, Parent shall indemnify and hold harmless Shareholders from and against any and all Losses (as defined in Section 12.2) incurred or suffered by Shareholders arising out of, resulting from, or relating to (a) any breach of any of the representations or warranties made by Parent in this Agreement; (b) any failure by Parent to perform any of its covenants, undertakings or agreements contained in this Agreement; (c) the business or operations of Company after the Closing, except
(i) to the extent arising out of, resulting from or relating to any breach of any of the representations and warranties and covenants of Company or Shareholders under this Agreement or (ii) to the extent arising out of and resulting from the business or operations of the Company prior to the Effective Time.

     12.4 PROCEDURE. (a) In the event that any party hereto shall sustain or incur any Losses in respect of which indemnification may be sought by such party pursuant to this Section 12, the party seeking such indemnification (the "Indemnitee") shall assert a claim for indemnification by giving written notice thereof to the party (or parties) providing indemnification (the "Indemnitor") within thirty (30) days after (i) receipt of written notice of commencement of any third party litigation against such Indemnitee or (ii) receipt by such Indemnitee of written notice of any third party claim pursuant to an invoice, notice of claim or assessment against such Indemnitee; or (iii) such Indemnitee becomes aware of the existence of any other event in respect of which indemnification may be sought from the Indemnitor, including, without limitation, any inaccuracy of any representation or warranty or breach of any covenant (collectively "Notice Period"). The Notice shall describe the claim and the specific facts and circumstances in reasonable detail, and shall indicate the amount, if known, or an estimate, if possible, of the Losses that have been or may be incurred or suffered by such Indemnitee. The failure to timely deliver a Notice shall not relieve the Indemnitor from the obligation to indemnify hereunder except to the extent that the Indemnitor is prejudiced thereby; provided, however, that the failure to deliver the Notice within sixty (60) days after the expiration of the Notice Period the Indemnitor shall be relieved from the obligation to Indemnify hereunder. In case any third party claim, action or proceeding ("Claim") is brought against any Indemnitee, the Indemnitor shall be entitled to assume the defense thereof, by written notice to the Indemnitee of its intention to do so within 30 days after receipt of the Notice. If the Indemnitor shall assume the defense of such Claim, without the consent of the Indemnitee, which shall not be unreasonably withheld, the Indemnitor shall not settle such Claim unless such settlement includes as an unconditional term thereof the giving by the claimant or the plaintiff of a release of the Indemnitee from all liability with respect to such Claim. Notwithstanding the assumption by the Indemnitor of the defense of any Claim as provided in this subsection, the Indemnitee shall be permitted to join in the defense of such Claim and to employ counsel at its own expense; PROVIDED, HOWEVER, that if the defendants in any action shall include both an Indemnitor and any Indemnitee, and such Indemnitee shall have reasonably concluded that counsel selected by the Indemnitor has a conflict of interest because of the availability of different or additional defenses to such Indemnitee, such Indemnitee shall have the right to select separate counsel to participate in the defense of such action on its behalf, and Indemnitee's expense of litigation shall be borne by Indemnitor if Indemnitor does not prevail in such action or if Indemnitee is found to have liability in such action.

          (b) If the Indemnitor shall fail to notify the Indemnitee of its desire to assume the defense of any such Claim within the prescribed period of time, or shall notify the Indemnitee that it will not assume the defense of any such Claim, then the Indemnitee may assume the defense of any such Claim, in which event it may do so in such manner as it may deem appropriate, and the Indemnitor shall be bound by any determinations made in any litigation with respect to any Claim or any settlement thereof, provided that any such determinations or settlement shall not affect the right of the Indemnitor to dispute any claim for indemnification by the Indemnitee.

     12.5 INVESTIGATIONS; WAIVERS. The survival periods and rights to indemnification provided for in this Article shall remain in effect for the period set forth in Section 12.1 above notwithstanding any investigation at any time by or on behalf of any party hereto or any waiver by any party hereto of any condition to such party's obligations to consummate the transactions contemplated hereby.

13. TERMINATION

     13.1 TERMINATION AND ABANDONMENT. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing;

          (a) by mutual written consent of Parent and Company; or

          (b) by Parent, on the one hand, or Company or the Shareholders on the other hand, if the Closing shall not have occurred on or before October 15, 2001; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 13.1(b) shall not be available to any party whose failure to fulfill any obligations under this Agreement had been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

          (c) by Parent, on the one hand, or Company or the Shareholders on the other hand, if any court of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated under this Agreement and such order, decree, ruling or other action shall have become final and nonappealable.

          (d) by Parent or Company if the other party, pursuant to any federal or state law for relief of debtors commences a voluntary case or proceeding or consents to an order for relief against it in an involuntary case or proceeding.

     13.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 13.1, this Agreement shall forthwith become void, and (except as provided in Section 13.3) there shall be no liability or obligation on the part of any party hereto.

     13.3 FEES AND EXPENSES. Whether or not the transactions contemplated by this Agreement are consummated fees and expenses incurred by the parties shall be paid by the parties as set forth on SCHEDULE 13.3.

14. MISCELLANEOUS

     14.1 SPECIFIC PERFORMANCE. Parent and Company acknowledge that the other will be irreparably harmed and will have no adequate remedy at law if such party fails to perform any of its obligations under this Agreement. It is accordingly agreed that, in addition to any other remedies which may be available, the Parties shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise obtain specific performance of, covenants and other agreements of the other party contained in this Agreement.

     14.2 WAIVERS. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party hereto, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of any condition or of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other condition or other breach. The waiver by any party of any of the conditions precedent to its obligations under this

Agreement shall not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.

     14.3 NOTICES. All notices, requests, demands, applications, and other communications which are required to be or may be given under this Agreement shall be deemed to have been duly given if sent by recognized courier, telecopy or facsimile transmission or delivered or mailed, certified first class mail, postage prepaid, return receipt requested, to the parties hereto at the following addresses:


                  TO SHAREHOLDERS:

                  Individually to each of the Shareholders as follows:

                  Joseph C. Mendel
                  117 Clapboard Ridge Road
                  Greenwich, CT  06830
                  Fax No.: (203) 661-3851

                  John J. Calzolano
                  125 Forrest Hills Drive
                  Voorhees, NJ  08043
                  Fax No.: (856) 753-2771

                  John W. Gildea
                  537 Steamboat Road
                  Greenwich, CT  06830

                  F. Walter Riebenack
                  2502 East Saint Thomas Point
                  Fort Wayne, IN  46815
                  Fax No.: (219) 442-3001

                  TO COMPANY:

                  Site Blauvelt Engineers, Inc.
                  c/o F. Walter Riebenack, Chief Financial Officer 16000 Commerce Parkway, Suite B
                  Mount Laurel, NJ  08054-2291
                  Fax No.:  (856) 273-9244

                  TO PARENT:

                  TRC Companies, Inc.
                  c/o Vice President and General Counsel
                  5 Waterside Crossing
                  Windsor, CT 06095
                  Fax No: (860) 298-6291
or to such other address as any party shall furnish to the other by notice given in accordance with this Section.

     14.4 ENTIRE AGREEMENT; AMENDMENTS. This Agreement and the Ancillary Documents embody the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect thereto. This Agreement may not be changed orally, but only by an agreement in writing signed by the party or parties against whom any waiver, change, amendment, modification or discharge may be sought.

     14.5 BINDING EFFECT BENEFITS. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective legal representatives, successors and assigns; provided that neither this Agreement nor any of the rights hereunder may be assigned by any of the parties hereto without the consent of the other parties.

     14.6 HEADINGS. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. As used in this Agreement, "to the knowledge of" any person or phrases of similar import mean or refer to information of which such person has actual knowledge or which such person should reasonably be expected to know or after reasonable inquiry.

     14.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

     14.8 GOVERNING LAW. The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Connecticut, without giving effect to the principles of conflicts of law thereof.

     14.9 SEPARABILITY. Any term or provision of this Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement.

     14.10 PUBLIC ANNOUNCEMENTS. Neither Company and Shareholders, on the one hand, nor Parent, on the other hand, nor any of their respective affiliates, shall make any public statements, including, without limitation, any press releases, with respect to this Agreement and the transactions contemplated hereby without the prior consent of the other party hereto (which consent may not be unreasonably withheld) except as may be required by law.

     14.11 NO THIRD-PARTY BENEFICIARIES. Except as expressly provided herein, the Parties hereto agree that there are no third-party beneficiaries of the provisions of this Agreement, and none of the provisions hereof shall be deemed to inure to the benefit of any person not a party hereto or an affiliate of a party hereto.

     14.12 INCORPORATION BY REFERENCE. All Schedules, Exhibits, statements, reports, certificates, documents or instruments referred to herein or attached hereto are incorporated herein by reference and made part hereof, as though fully set forth at the point referred to in this Agreement. Disbursement made on any Schedule, Exhibit, statement, report, certificate, document or instrument shall be deemed to be made on any other Schedule Exhibit, statement, report certificate, document or instrument on which such disclosure could or should have been made.



                [Balance of this page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

                              PARENT:

                              TRC COMPANIES, INC.

                              By: S/S RICHARD D. ELLISON
                                 ---------------------------------------------
                              Name: Richard D. Ellison
                              Title:  President and Chief Executive Officer


                              MERGER SUB:

                              TRC Infrastructure, Inc.,
                              a New York corporation

                              By: S/S JOHN H. CLAUSSEN
                                 ---------------------------------------------
                              Name: John H. Claussen
                              Title: President


                              TRC Infrastructure, Inc.
                              a New Jersey corporation

                              By: S/S JOHN H. CLAUSSEN
                                 ---------------------------------------------
                              Name: John H. Claussen
                              Title: President


                              TRC Infrastructure, Inc.
                              a Virginia corporation

                              By: S/S JOHN H. CLAUSSEN
                                 ---------------------------------------------
                              Name: John H. Claussen
                              Title: President

                              COMPANY:

                              SITE-Blauvelt Engineers, Inc.,
                              a New York corporation

                              By: S/S J. C. MENDEL
                                 ---------------------------------------------
                              Name: Joseph C. Mendel
                              Title: Chairman


                              Site Construction Services, Inc.
                              a New Jersey corporation

                              By: S/S J. C. MENDEL
                                 ---------------------------------------------
                              Name: Joseph C. Mendel
                              Title: Chairman


                              SITE-Blauvelt Engineers, Inc.
                              a Virginia corporation

                              By: S/S J. C. MENDEL
                                 ---------------------------------------------
                              Name: Joseph C. Mendel
                              Title: Chairman



                              SHAREHOLDERS:

                              S/S J. C. MENDEL
                              ------------------------------------------------
                              Joseph C. Mendel


                              S/S F. WALTER RIEBENACK
                              ------------------------------------------------
                              F. Walter Riebenack


                              S/S MARK D. CALZOLANO
                              ------------------------------------------------
                              John J. Calzolano, by his Attorney-in-Fact,
                              Mark D. Calzolano


                              S/S JOHN W. GILDEA
                              ------------------------------------------------
                              John W. Gildea